Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the use by reference of our report dated March 27, 2013, with respect to the consolidated balance sheet of Par Petroleum Corporation and subsidiaries as of December 31, 2012 and the consolidated statements of operations, changes in equity, and cash flows for the period from September 1, 2012 through December 31, 2012, included in Par Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, as incorporated by reference in this Registration Statement and to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

December 12, 2013